UT-BATTELLE
OAK RIDGE NATIONAL LABORATORY

UT-Battelle, LLC
Acting under contract DE-AC05-00OR22725
With the U.S. Department of Energy
Internet: http://www.ornl.gov/adm/contracts/index.shtml

Subcontract

Section A - Agreement Form

1. Subcontract Number: 4000149426	2. Solicitation Number: 6400014408	3. Type of Subcontract: Firm Fixed Price Subcontract

4a. Subcontract Administrator: Lisa Cobb

4b. Email Address: COBBLL@ORNL.GOV	4c. Telephone: 865-576-5470	4d. Fax: 865-241-5557

5. Issued By:	6. Submit Invoices To:
UT-Battelle, LLC c/o Oak Ridge National Laboratory P.O. BOX 2008, BLDG. 5300 OAK RIDGE, TN 37831-6050	UT-Battelle, LLC - Accounts Payable Email pdf file to ornlap@ornl.gov or Fax to 865-241-1080

7. Name and Address of Seller	8. Ship To:
Seller Number: 219986 Attn: CHARLES KERNER AMERICAN CENTRIFUGE OPERATING LLC 6901 ROCKLEDGE DR STE 800 BETHESDA MD 20817-1867	UT Battelle, LLC for the Dept. of Energy c/o Oak Ridge National Laboratory 1 Bethel Valley Road, Bldg 7120 Oak Ridge TN 37830 Show subcontract number on all packages, B/L, and, if required, invoices.

9. TABLE OF CONTENTS

10. Brief Description of Supplies or Services: Centrifuge R&D

11. Total Amount of Subcontract: $ 24,893,271.00

12. Seller's Agreement.	13. Award.
Seller agrees to furnish and deliver the items or perform services to the extent stated in this document for the consideration stated in this subcontract. The rights and obligations of the parties to this subcontract are subject to and governed by this document and any documents attached or incorporated by reference.	UT-Battelle, LLC (Company) agrees to award this Subcontract to Seller. The rights and obligations of the parties to this Subcontract are subject to and governed by this document and any documents attached or incorporated by reference.
( ) Seller is required to sign and return a copy of this document. *(Checked if applicable)*	UT-Battelle, LLC
A. Signature of person authorized to sign for Seller: [signature]	A. Signature of person authorized to sign: [signature]
B. Name of signer: Charles Kerner	B. Name of signer: J. Scott Branham
C. Title of signer: Director, Procurement & Contracts	C. Title of signer: Chief Financial Officer
D. Date: 9/19/2016	D. Date: 9/15/16

Section B - Supplies or Services and Prices/Costs

B.1. Line Item Description. The Seller shall provide all necessary materials, labor, equipment, and facilities (except as specified herein to be furnished by the Company) necessary for the satisfactory and timely performance of the following subcontract line items.

Item	Material/Description	Quantity	Unit	Deliver by	Unit Price	Extended Price*
1	Centrifuge Research & Development Milestone #1 - Summary Report for October 2016 (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements).	1.00	JOB	09/30/2017	$ 1,991,106.00	$ 1,991,106.00

B.1 Description
The Seller shall provide all necessary materials, labor, equipment, and facilities (except as specified herein to be furnished by the Company) necessary for the satisfactory and timely performance of the work described in Section C.

B.2 Total Price
The total fixed price of this Agreement is **$24,893,271.**

B.3 Incremental Funding
This Agreement is incrementally funded. The clause, Limitation of Company's Obligation is incorporated in Section H.

Section C - Specifications/Statement of Work

Statement of Work
Centrifuge Research and Development Tasks
August 23, 2016

Research and Development Tasks

Task 1 - Development of Machine Startup Protocols

Develop and produce procedures and operational protocols for drying rotors and the pre-operational cleaning and treatment of AC-100 centrifuges. Also, develop means for reconditioning used rotor parts. Perform full-scale effectiveness testing of drying, pre-cleaning, and reconditioning procedures. Provide, in the monthly reports, detailed schedule, milestone performance, and accomplishment information.

Task 2 - Development and testing of Machine Performance Issue solutions

Perform technical analyses to test, evaluate, and demonstrate resolution, using the latest information, the proposed hardware and process solutions of the machine performance issue identified during historical cascade operations in the Seller's Piketon, Ohio facility. Identify issues, concerns, and/or opportunities for improvement.

For the hardware solution, design, fabricate, install, and test (in a full AC-100 VTM centrifuge) a new design with modified/optimized features. Investigate materials and enhancements for the process solution and test. All testing should be of sufficient time periods, four months or more, to clearly prove the effectiveness of the solutions. Continued testing of the latest generation of molecular pump (developed and tested in FY16) may be conducted, at the Seller's convenience, concurrently with the testing required here. Provide, in the monthly reports, detailed schedule, milestone performance, and accomplishment information.

Any testing requiring fully assembled and operable centrifuges, including the conduct of tests and/or operational evolutions, should be accomplished using AC100 centrifuges at the K-1600 facility. The results of such testing and/or operations shall be documented in a written technical report (see below).

Seller shall be paid a performance based payment in the amount of **$250,000** upon completion of testing to inject tracer gases into a centrifuge operation on flow through and evaluation of the relative distribution of the light gases in the casing, product, and tails. This milestone must meet the requirements of the project plan and must be achieved by **March 31, 2017** to receive the payment.

Seller shall be paid a performance based payment in the amount of **$250,000** upon completion of initial testing of the improved component in a gas test stand and completion of 120 days of gas testing using the improved component in a Verification Test Machine to demonstrate reliability. This milestone must meet the requirements of the project plan and must be achieved by **September 30, 2017** to receive the payment.

Task 3 - Machine Reliability and Cost Improvements

Seller shall perform several developmental sub-tasks in support of this task.

3.1 Complete design and design documentation for the latest generation of the "Build To Print" (BTP) Machine Drive Unit (MDU).

Seller shall be paid a performance based payment in the amount of **$250,000** upon release of the initial production design package for the BPT MDU. This milestone must meet the requirements of the project plan and must be achieved by **December 31, 2016** to receive the payment.

3.2 Model, build, test, and evaluate new internal hardware for enrichment improvements Investigate potential design changes that may result in improved machine enrichment performance.

Seller shall be paid a performance based payment in the amount of **$250,000** upon completion of the experimental optimization of an advanced machine design. This milestone must meet the requirements of the project plan and must be achieved by **September 30, 2017** to receive the payment.

3.3 Perform computation fluid dynamics (CFD) model development.
Perform technical modeling of machine and cascade behaviors and performance. Using the modeling capabilities, perform engineering analyses to investigate the potential for cost savings, operational improvements, and improved designs. Continue development of a complex, internal flow computation fluid dynamics model.

For each of the above tasks:

Provide written, monthly summary reports (anticipated not to exceed 5-10 pages), including the following elements:
-Regulatory issues or actions
-Listing of failures and problems experienced in any centrifuge or balance of plant equipment and preliminary root cause(s), if any
-Summary table identifying each test stand and operational mode during the month
-Summary table or chart for each scheduled project indicating the following:
  -Schedule performance
  -Forecasted completion date
  -Schedule item completed during the month
  -Issues identified during the month that may impact overall schedule

Provide written, comprehensive quarterly reports on each of the above research and development activity subtasks, which summarize the technical accomplishments achieved during the quarter and proposed accomplishments to be achieved during the next quarter. Each such report should include:
-Total machine-hours operated during the month covered by the report

-Calculated SWU production for each machine (for VTM tests)
-Data from Machine Instrumentation Package (for VTM tests)
-Description, results, and analysis of any off-normal conditions, including:
-Listing of failures, if any, or any problems experienced in any centrifuge or centrifuge support equipment
-Potential likely or root causes of any failures and any needed corrective actions will also be identified.
-An assessment of centrifuge machine, assembly, or component data that evaluates the performance, condition, and reliability (statements of predicted life) of the device tested.
-Description of any Test Stand operation during the month covered by the report and the purpose of the test(s)
-Summary of test, engineering, and corrective actions required for centrifuge issues
-Summary of engineering support required to keep the K-1600 Test Facility operational
-Any regulatory issues and actions
-A Gantt-chart type schedule showing the beginning and end dates of all major activities and projects, including major tasks and sub-tasks and major project elements.

These monthly and quarterly reports will cover the data collected for a calendar month and be due, via classified e-mail or paper copy, to Company by noon (prevailing Eastern Time) of the fifth business day after the end of the calendar month. Quarterly reports will be required following conclusion of the December 2016, March 2017, June 2017 and September 2017 reporting periods. Monthly reports shall not be required for those months when quarterly reports are due.

Company reserves the right to observe and inspect all services performed by Seller under the Statement of Work, including the generation and collection activities at Seller's Oak Ridge facilities. Company will coordinate such site visits in advance with Seller. The technical Points-of-Contact (POCs) will agree to project plan, containing milestones and schedules for each task, prior to execution of the agreement. Achievement of all activities identified in the project plan will be a pre-requisite to final payment.

Section F - Performance Period and Payment Information

F.1. Performance Period. The performance period of this subcontract shall begin on 10/01/2016 and end on 09/30/2017.

F.2. Payment Terms The payment terms are Net 30 Days - No discount.

F.3. Electronic Funds Transfer (EFT). Electronic Funds Transfer (EFT) expedites payments to subcontractors and is our preferred method of payment. A remittance notification (email or fax) is automatically generated to you at the time of payment. To sign up for EFT, revise your banking information, or contact us to verify your current payment information, visit http://www.ornl.gov/adm/contracts/eft.shtml.

F.4. Vendor Account Status System. For detailed payment information or inquiries concerning invoices and payments visit the UT-Battelle, LLC Accounts Payable Vendor Status System (VASS) at http://www.ornl.gov/adm/ap/ or email your questions to ornlap@ornl.gov.

Invoicing:
The Seller shall submit a proper invoice for payment in accordance with the negotiated terms to the address shown in the block titled "Send Invoices To" on the first page of this document. Each invoice shall reflect milestones or services complete and billable under the Agreement and the cumulative amount of all invoices to date. All payments will be made in U.S. Dollars.

Milestone Payment Schedule:
Milestone payments will be made based on the successful completion of the applicable deliverables shown below and more fully described in the SOW. The Company's sole determination of sufficient progress shall determine acceptance of the deliverables listed in the SOW and will constitute successful completion of the milestone.

Deliverable Due Date Amount

Milestone #1 - Summary Report for October 2016 (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of November 2016
$1,991,106

Milestone #2 - Summary Report for November 2016 (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of December 2016
$1,991,106

Milestone #3 - BTP MDU Design Release: Release of the initial production design package for the BPT MDU. December 31, 2016
$250,000

Milestone #4 - Comprehensive Report for October 2016 through December 2016 data

(Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of January 2017
$1,991,106

Milestone #5 - Summary Report for January 2017 (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of February 2017
$1,991,106

Milestone #6 - Summary Report for February 2017 (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of March 2017
$1,991,106

Milestone #7 - Process Solution: Completion of testing to inject tracer gases into a centrifuge operation on flow through and evaluation of the relative distribution of the light gases in the casing, product, and tails. March 31, 2017
$250,000

Milestone #8 - Comprehensive Report for January 2017 through March 2017 data (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of April 2017
$1,991,106

Milestone #9 - Summary Report for April 2017 (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of May 2017
$1,991,106

Milestone #10 - Summary Report for May 2017 (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of June 2017
$1,991,106

Milestone #11- Comprehensive Report for April 2017 through June 2017 data (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of July 2017
$1,991,106

Milestone #12 - Summary Report for July 2017 (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of August 2017
$1,991,106

Milestone #13 - Summary Report for August 2017 (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of September 2017

$1,991,106

Milestone #14 - Hardware Solution: Completion of initial testing of the improved component in a gas test stand and completion of 120 days of gas testing using the improved component in a Verification Test Machine (VTM) to demonstrate reliability.
$250,000 September 30, 2017

Milestone #15 - Performance Testing: Completion of the experimental optimization of an advanced machine design.
$250,000 September 30, 2017

Milestone #16 - Comprehensive Report for July 2017 through September 2017 data (Development of Machine Startup Protocols; Development and Testing of Machine Performance Issue Solutions; Machine Reliability and Cost Improvements). Fifth business day of October 2017
$1,991,105

Section G - General Provisions

NOTE: Standard government forms (SF) mentioned herein are available at http://www.gsa.gov/forms. Other forms, clauses, articles, and documents are available at our web site, http://www.ornl.gov/adm/contracts/documents.shtml.

NOTICE:
This contractor and subcontractor shall abide by the requirements of 41 CFR 60-1.4(a) [41 CFR 60-1.4(b) for Construction], 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability.

To the extent applicable, the employee notice requirements set forth in 29 CFR Part 471, Appendix A to Subpart A, are hereby incorporated by reference into this agreement.

Any Representations and Certifications submitted by the Seller that resulted in this document are incorporated by reference.

All articles and documents incorporated by reference, including those made a part of General Provisions, apply as if they were set forth in their entirety.

General Terms and Conditions - Fixed Price (FP January 26, 2016)

DO NOT INCLUDE SALES OR USE TAXES
See Blanket Certificate of Resale at http://www.ornl.gov/adm/contracts/documents.shtml.

Section H - Special Provisions

NOTE: Standard government forms (SF) mentioned herein are available at http://www.gsa.gov/forms. Other forms, clauses, articles, and documents are available at our web site, http://www.ornl.gov/adm/contracts/documents.shtml.

All articles and documents incorporated by reference, including those made a part of Special Provisions, apply as if they were set forth in their entirety.

Exhibit 4, Authorization and Consent (Dec 2005)
Exhibit 9, Technical Data (Jun 2011)

Exhibit 11, Limited Rights Notice (Sep 2010)

Exhibit 12, Restricted Rights Notice (Sep 2010)

Exhibit 1B, Patent Rights-Acquisition By The Government (Feb 2009)

Protection of Personally Identifiable Information (PII) (Oct 2010)

Milestone Payment Clause (May 2010)

Cost Accounting Standards--Clauses (Sep 2012), Parts I & V

Liability with Respect to Cost Accounting Standards

(a) Notwithstanding the provisions of the Cost Accounting Standards - Clauses, or any other provision of this Agreement, the Seller shall be liable to the Government for increased costs or interest resulting from failure of the Seller or a lower-tier subcontractor to comply with an applicable Cost Accounting Standard or to follow any cost accounting practice consistently.

Service Contract Act of 1965, as Amended (Jan 2006)
FAR 52.222.17 Nondisplacement of Qualified Workers (May 2014)
FAR 52.222-55 Minimum Wages Under Executive Order 13658 (Dec 2014)

Wage Determinations

Service Contract Act Wage Determinations No. 2015-2493 (Rev. 1) dated January 13, 2016, No. 2015-2643 (Rev. 1) dated January 13, 2016, No. 1994-0520 (Rev. 28) dated December 29, 2015, and No. 1991-0101 (Rev. 35) dated December 29, 2015, are made a part of this subcontract.

Insurance - Form 2 (Sep 2012)
(Insurance Form 2 replaces Insurance Form 1)

Fair Labor Standards Act and Service Contract Act- Price Adjustment (Multiple Year and Option Contracts) (Sept 2009)

Information Technology Special Provision (Mar 2011)

Information Ranking - High Controls

Prior to commencement of work under this Agreement, the Seller must (1) submit a copy of its Authority to Operate (ATO) at the classification level and category required for this Agreement and the "Information System Certification Form for High Controls" and (2) obtain approval from ORNL Cyber Security through the Company's Technical Project Officer. The form is available under the title Special Articles and Forms at http://www.ornl.gov/adm/contracts/documents.shtml.

Technical Direction
The clause, Technical Direction (Jan 2006), is incorporated by reference and amended as follows: "Performance under this subcontract is subject to the technical direction of the Company's Technical Project Officer (TPO):"

TPO Name..........: William (Bill) Strunk
TPO Telephone #...: (865) 574-8121
TPO Email Address.: strunkwd@ornl.gov

Limitation of Company's Obligation

(a) Of the total price of this Agreement, **$1,991,106** is currently allotted and available for payment. It is anticipated that from time to time additional funds will be allotted until the total price of the Agreement is allotted.

(b) The Seller agrees to perform work on the Agreement up to, and is not obligated to continue performance beyond, the point at which, in event of termination of this Agreement pursuant to the clause entitled Termination for Convenience, the total amount payable by the Company (including amounts payable for lower-tier subcontracts and settlement costs), would in the exercise of reasonable judgment by the Seller approximate the total amount at the time allotted to Agreement. Company is not obligated to pay or reimburse the Seller more than the amount allotted under the Agreement at the time of termination regardless of anything to the contrary in the Termination for Convenience clause and regardless of the availability of funds.

(c)(1) Funds currently allotted are expected to cover the work to be performed until **October 31, 2016**.

(2) If the Seller considers the funds allotted to be inadequate to cover the work

until that date, or an agreed date substituted for it, the Seller must notify the Company in writing when, within the next thirty (30) days, the work will reach a point at which, if the Agreement is terminated for convenience, the total amount payable by the Company (including amounts payable for lower-tier subcontracts and settlement costs), will approximate 85 percent of the amount then allotted.

(3) The notice shall state the expected date when the point in (c)(2) will be reached and the estimated amount of additional funds required to continue performance to the date in (c)(1) or an agreed substituted date.

(4) Thirty (30) days before the date in (c)(1) or an agreed substituted date, the Seller must advise the Company in writing of the estimated additional funds required for performance for a further period as may be specified in the Agreement or otherwise agreed to by the parties.

(5) If after the notification in (c)(4), additional funds are not allotted by the date in (c)(1) or by an agreed substituted date, the Company will, upon written request of the Seller, terminate this Agreement on that date or the date set forth in the request, whichever is later, pursuant to the Termination for Convenience clause.

(d) When additional funds are allotted for continued performance, the parties shall agree on the period of performance covered by the funds. Paragraphs (b) and (c) above shall apply to the additional allotted funds and the substituted date pertaining to them, and the Agreement shall be modified accordingly.

(e) If the Seller incurs additional costs or is delayed in performance solely because the Company failed to allot sufficient additional funds, and if additional funds are allotted, an equitable adjustment shall be made in price (including target, billing, and ceiling prices and hourly rates where applicable) or in the time for delivery, or both.

(f) The Company may at any time before termination (and, after notice of termination, with the consent of the Seller), allot additional funds for this Agreement.

(g) Nothing in this clause affects the rights of the Company to terminate this Agreement in whole or in part under the Termination for Default and Termination for Convenience clauses.

(h) Funds are allocated for performance of specific tasks and may not be used for other purposes or for performance of other tasks under this Agreement.

SECTION H. EXCEPTIONS/DELETIONS/ADDITIONS/CLARIFICATIONS:

General:

Prior Government Agreements - Nothing herein shall be construed as altering any agreements between Seller and the Government including but not limited to Agreement Between U.S. Department of Energy and USEC Inc. dated June 17, 2002 as amended; Nonexclusive Patent License granted by U.S. Department of Energy to USEC Inc. dated December 7, 2006; Cooperative Agreement dated June 12, 2012 between DOE and USEC Inc. and American Centrifuge Demonstration, LLC ("ACD") Contract No.DE-NE-0000530; Contract dated June 12, 2012 between DOE and ACD Contract No. DE-NE-0000488; Lease Agreement Between the DOE and United States Enrichment Corporation for the Gas Centrifuge Enrichment Plant (GCEP Lease) dated as of December 7, 2006; CRADA No. 00-0579 between UT-Battelle, LLC, and USEC Inc., dated June 28, 2002, as amended; and Lease Agreement between DOE and USEC Inc. for Buildings K-1600 and K-101, dated December 20, 2002. The rights and obligations of Seller and the Government with respect to matters under those agreements shall be addressed exclusively by the

provisions thereof. All parties recognize that Seller's ability to perform this subcontract is subject to access granted to certain equipment and facilities owned by the U.S. government under one or more of those agreements.

Exceptions to Terms and Conditions - Fixed-Price (January 26, 2016):

(1) Part 2 is not applicable.

(2) Part 3A shall not apply to Seller's activities under this Agreement to the extent Seller's access to classified information or special nuclear material in connection with such activities is subject to regulation by the NRC, or is subject to regulation by DOE under other agreements or authorizations.

(3) Section 1.18 Public Release of Information - It is agreed that nothing shall prevent Seller from making disclosures as required by law, including public disclosures as required by securities laws and Securities and Exchange Commission regulations.

(4) Section 1.6 Warranty, Section 1.19 Government Property, Section 1.15 Hazardous Material Identification and Material Safety Data Sheets, and Section 1.25 Electrical Equipment are deleted and replaced with the following:

"It is agreed that the scope of the work and deliverables under this subcontract are the provision of technical reports required under the Scope of Work. No property, materials, or equipment shall be considered a deliverable under this Subcontract".

(5) The following clause is added:

Confidentiality of Information - Seller
(a) To the extent that the work under this subcontract requires that the Company be given access to information which has been marked or identified as confidential or proprietary, sensitive, technical, or financial belonging to the Seller or other companies, (hereinafter referred to as "protected information"), the Company shall after receipt thereof, treat protected information as marked or identified from unauthorized use and disclosure. The Company agrees not to appropriate protected information to its own use or to disclose such protected information to third parties unless specifically authorized by the Seller in writing. The foregoing obligations, however, shall not apply to information which:

(1) at the time of receipt by the Company, is in the public domain;

(2) after receipt thereof by the Company is published or otherwise becomes part of the public domain through no fault of the Company;

(3) the Company can demonstrate was in its possession at the time of receipt thereof and was not acquired directly or indirectly from the Seller;

(4) the Company can demonstrate was received by it from a third party that did not require the Company to hold it in confidence; or

(5) must be disclosed under operation of law or regulation.

(b) The Company agrees to allow access only to those employees that need the protected information to perform services under this subcontract and agrees that the protected information will be used solely for the purpose of performing services under this

subcontract. The Company shall ensure that its employees will not discuss, divulge or disclose any protected information to any person or entity except those persons within the Company's organization directly concerned with the performance of the subcontract. Notwithstanding the foregoing, Company may provide employees of DOE access to protected information in accordance with Company's prime contract with DOE for the management and operation of the Oak Ridge National Laboratory. DOE employees are obligated by 18 USC 1905 to protect protected information from unauthorized disclosure.
(c) The Company shall administer a monitoring process to ensure compliance with the provisions of this clause, promptly report any breaches to the Seller's technical representative, and implement immediate, appropriate corrective actions to contain and prevent recurrence.
(d) The Seller may terminate this subcontract for default if Company or an employee of the Company fails to comply with the provisions of this clause. The Seller may also exercise any other rights and remedies provided by law or this subcontract, including criminal and civil penalties.

Government-Furnished Property

(a) The following items shall be Government-furnished:

-K-1600 Site, Oak Ridge, TN:
-Shaker, vibration testing system, Manufacturer: Unholtz-Dickey, Model: TA250206, Property #Y272921

-Tennessee Manufacturing Center (TMC), Centrifuge Way, Oak Ridge, TN:
-Property Number: 0061499, Description: Server/CPU, Manufacturer: SILICON GRAPHICS, Model: ALTIX XE320, Serial #: S6FTW1F18715056
-Property Numbers: (Part of the computer, above) 0061500, 0061502, 0061503, 0061504, 0061506, 0061507, 0061508, 0061509, 061510, 0061511,0061512 0061513, X189943, and X189943-A, Description: Server/CPU, Manufacturer: SILICON GRAPHICS, Model: ALTIX XE320, Serial #s:

S6FTW1F18715056
S6FTW1F18715067
S6FTW1F18715070
S6FTW1F18715075
S6FTW1F18715064
S6FTW1F18715069
S6FTW1F18715072
S6FTW1F18715065
S6FTW1F18715059
S6FTW1F18715095
S6FTW1F18715058
S6FTW1F18715098
S625WXTP8815101
S625WXTP8815114

Section I - List of Attachments

Attachment A - Wage Determinations No. 2015-2493 (Rev. 1) dated January 13, 2016, No. 2015-2643 (Rev. 1) dated January 13, 2016, No. 1994-0520 (Rev. 28) dated December 29, 2015, and No. 1991-0101 (Rev. 35) dated December 29, 2015.